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Exhibit 21.1

Subsidiaries of Blyth, Inc.

Subsidiaries of the Registrant/U.S.	Other Names Under Which Subsidiary Does Business	State/Country of Incorporation
1. Blyth Home Expressions, Inc.		Delaware
2. Blyth Direct Selling Holdings, Inc.		Delaware
3. Blyth Wholesale Holdings, Inc.		Delaware
4. Blyth Catalog and Internet Holdings, Inc.		Delaware
5. Boca Java, Inc.		Delaware
6. Candle Corporation of America	Colonial Candle of Cape Cod	New York
7. CBK Styles, Inc.		Delaware
8. Endar Reserve, Inc.		California
9. KWA, Inc.		Minnesota
10. Midwest of Cannon Falls, Inc.	Midwest	Minnesota
11. Miles Kimball Company		Wisconsin
12. PartyLite Gifts, Inc.	PartyLite	Virginia
13. PartyLite Holding, Inc.		Delaware
14. PartyLite Worldwide, Inc.	PartyLite	Delaware
15. The Sterno Group LLC		Delaware
16. Two Sisters Gourmet, Inc.		Delaware

Subsidiaries of the Registrant/International	State/Country of Incorporation
17. Blyth Asia Limited	Hong Kong
18. Blyth Candles Ltd.	Ireland
19. Blyth Sourcing Asia, Ltd.	Hong Kong
20. Blyth Holding B.V.	Netherlands
21. Blyth HomeScents International UK Limited	England
22. Blyth HomeScents International de Mexico S.A. de C.V.	Mexico
23. Midwest of Cannon Falls Canada	Canada
24. PartyLite A.p.S.	Denmark
25. PartyLite A.S.	Norway
26. PartyLite BV	Netherlands
27. PartyLite Gifts, Ltd.	Canada
28. PartyLite GmbH	Germany
29. PartyLite Handelsgesellschaft m.b.H.	Austria
30. PartyLite Importaciones S.A. de C.V.	Mexico
31. PartyLite Manufacturing Limited	England
32. PartyLite, S.A. de C.V.	Mexico
33. Partylite Oy	Finland
34. PartyLite Pty Limited	Australia
35. PartyLite SARL, Ltd.	Switzerland
36. PartyLite SARL	France
37. PartyLite Trading SA	Switzerland
39. PartyLite Europe Technology GmbH	Germany
40. PartyLite U.K., Ltd.	England
41. Servicios Administrativos PartyLite, S.A. de C.V.	Mexico

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  Exhibit 21.1
Subsidiaries of Blyth, Inc.